Gulf Resources Announced the Assessment Results of Natural Gas Resources Under Its Bromine Well in Sichuan

SHOUGUANG, China, May 7, 2015 (GLOBE NEWSWIRE) -- Gulf Resources, Inc. (Nasdaq:GURE) ("Gulf Resources" or the "Company" or "GURE"), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced the assessment results of natural gas resources under its bromine well in Sichuan.

On January 30, 2015, the Company announced that it had found natural gas resources under its bromine well in Sichuan. The Company subsequently hired a third party (a subsidiary of Sinopec) to conduct of survey of this well. According to the report, the major results of the study are as follows:

•	The well is located in the West Wing of Penglai South tectonic fault zone.

•	The geological horizon well depth is shallow.

•	Based on drilling, testing, logging display, and perforation test results, Penglai South structure has preferable natural gas reservoir properties.

•	The complexity analysis shows that this natural gas containing total 93.1% of methane and ethane.

•	This well should be able to have a trial production output of 52,186 cubic meters per day with 19.34MPa flowing pressure from bottom well.

Based on the assessment report, the Company estimates this well should produce annual revenue of approximately US$4.7 million and annual net income approximately US$2.3 million per year.

GURE intend to apply for permission to begin trial production, which is expected to commence in the third quarter of 2015. GURE has already spent US$7.85 million and will spend another US$2 million on this well before trial production commences.

After the trial production is completed, GURE intends to apply for permission to drill approximately 10 more wells. Before this permission is granted, the government will consider the trial production results as well as the capabilities and financial strength of the Company. However, because GURE is the first company drilled well in this small county area after Chinese National Petroleum Corporation (CNPC) discovered rich proven geological natural gas reserves in Moxi block, it believes it has a strong advantage to obtain permission. The cost of future wells expected to be lower than the cost of the initial well.

There is no guarantee that GURE will receive permission to drill these additional wells. Nor is there any guarantee that future wells will produce the same result as the original well. However, given the results of the study as well as natural gas discoveries in neighboring areas, GURE is optimistic about the opportunity.

This Sichuan area also has substantial bromine resources. However because the natural gas opportunity is much larger, GURE will initially focus on natural gas in Sichuan.

Gulf Resources' CEO, Xiaobin Liu stated, "We are very excited to have found natural gas in addition to halogen water under our existing well. We are also very excited that the content of the gas is highly pure. The Company will work actively with the local government and our consultant to start trial production, apply for required permits for future wells, and commence natural gas production."

"At the present time," Mr. Liu continued, "it is impossible to quantify the total opportunity. There are always uncertainties and the need for governmental approval. However, given the shortage of natural gas in China and our strong advantage in this small county area, we believe this could represent a substantial business opportunity."

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited ("SCHC") and Shouguang Yuxin Chemical Industry Co., Limited ("SYCI"). The company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the company manufactures chemical products utilized in a variety of applications, including oil and gas field explorations and papermaking chemical agents. For more information, visit www.gulfresourcesinc.com.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

CONTACT:    Gulf Resources, Inc.
                 Web: http://www.gulfresourcesinc.com

                 Director of Investor Relations
                 Helen Xu
                 beishengrong@vip.163.com

                 IR Manager
                 Max Ma
                 Max_VX@163.com